Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2021, except for Note 15 as to which the date is July 6, 2021, with respect to the financial statements of HCW Biologics Inc. contained in the Final Prospectus, filed on July 20, 2021, relating to the Registration Statement on Form S-1 (File No. 333-256510), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Miami, Florida

July 21, 2021